Ex 10.1

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the "Agreement") is entered into as of this 30th day of July, 2009, by and between Silverleaf Club, a Texas non-profit corporation, f/k/a Master Club, f/k/a Master Endless Escape Club ("Silverleaf Club"), and Silverleaf Resorts, Inc., a Texas corporation, f/k/a Silverleaf Vacation Club, Inc., f/k/a Ascension Capital Corporation, successor by merger to Ascension Resorts, Ltd. ("Manager").

RECITALS

WHEREAS, Manager is the owner and developer of eleven (11) resorts, five (5) of which are located in Texas and are known as Hill Country Resort, Holly Lake, Piney Shores Resort, The Villages and Silverleaf's Seaside Resort, three (3) of which are located in Missouri and are known as Holiday Hills Resort, Ozark Mountain Resort and Timber Creek Resort, one (1) of which is located in Illinois and is known as Fox River Resort, one (1) of which is located in Massachusetts and is known as Oak N' Spruce Resort, and one (1) of which is located in Georgia and is known as Apple Mountain Resort (collectively the "Resorts"); and

WHEREAS, pursuant to (i) that certain Master Club Agreement dated February 25, 1990, as amended by that certain First Amendment to Master Club Agreement dated as of March 28, 1990, executed by and between Silverleaf Club and Holiday Hills Resort Club, a Missouri non-profit corporation, Ozark Mountain Resort Club, a Missouri non-profit corporation, Hill Country Resort Club, a Texas non-profit unincorporated association, Holly Lake Resort Club, a Texas non-profit unincorporated association, Piney Shores Resort Club, a Texas non-profit unincorporated association, and Villages Resort Club, a Texas non-profit unincorporated association, (ii) that certain Master Club Agreement dated September 25, 1997, executed by and between Silverleaf Club and Timber Creek Resort Club, a Missouri non-profit corporation, (iii) that certain Master Club Agreement dated November 13, 1997, executed by and between Silverleaf Club and Fox River Resort Club, an Illinois non-profit corporation, (iv) that certain Master Club Agreement, dated January 5, 1998, executed by and between Silverleaf Club and Oak N' Spruce Resort Club, a Texas non-profit corporation, (v) that certain Amendment to Master Club Agreement dated December 3, 1998, executed by and between Silverleaf Club and Oak N'Spruce Resort Club, (vi) that certain Silverleaf Club Agreement dated January 20, 1999, executed by and between Silverleaf Club and Apple Mountain Resort Club, Inc., and (vii) that certain Silverleaf Club Agreement dated January 20, 1999, executed by and between Silverleaf Club and Silverleaf's Seaside Resort Club (Ozark Mountain Resort Club, Holiday Hills Resort Club, Hill Country Resort Club, Holly Lake Resort Club, Piney Shores Resort Club, Villages Resort Club, Timber Creek Resort Club, Fox River Resort Club, Oak N' Spruce Resort Club, Apple Mountain Resort Club, Inc., and Silverleaf's Seaside Resort Club are hereinafter collectively referred to as the "Clubs"), Silverleaf Club is authorized and appointed by each of the Clubs to arrange for centralized management of the Resorts; and

WHEREAS, Silverleaf Club and Manager entered into that certain Management Agreement dated as of March 28, 1990, as subsequently amended (the “Management Agreement”), for the purpose of establishing certain management services to be provided by Manager to Silverleaf Club and the Resorts as designated in the Management Agreement; and

WHEREAS, Silverleaf Club and Manager desire to amend and restate the Management Agreement to modify the provisions regarding the compensation payable to Manager and to provide for certain other changes to the Management Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby amend and restate the Management Agreement as follows:

1.	Appointment of Manager. Silverleaf Club does hereby appoint Manager as its attorney-in-fact and exclusive managing agent for the Resorts.

2.	Operation, Maintenance and Financial Administration of the Resorts. Manager shall make itself available as may be reasonably necessary to properly fulfill its management duties described as follows:

(a)
Manager shall properly and efficiently operate and maintain the Resorts, pursuant to the terms of the budget established or ratified by the Board of Directors of Silverleaf Club (the “Directors”) from time to time.

(b)
Manager shall, in accordance with such budget, keep the Resorts clean and in a state of good repair at all times, and shall order and supervise the completion of non-budgeted alterations, decorations, improvements and repairs as may be required from time to time and authorized by the Directors.

(c)
On behalf of or for the benefit of Silverleaf Club, Manager shall be authorized to purchase, lease or otherwise provide for all furniture and furnishings, maintenance supplies, tools and equipment, restroom and toilet supplies, electrical supplies and light bulbs, paint, stationery, office supplies and any other items or property incident to the performance of the obligations herein assumed by Manager, and applicable to the Resorts, and Manager shall be authorized to charge Silverleaf Club for any such expenses incurred in connection therewith; all such furniture and furnishings, maintenance supplies, tools and equipment, restroom and toilet supplies, electrical supplies and light bulbs, paint, stationery, office supplies and other items or property shall be the property of Silverleaf Club and shall be  used only in connection with the Resorts.

(d)
On behalf of or for the benefit of Silverleaf Club, Manager shall be authorized to employ, pay, furnish, train, supervise and discharge such personnel, either on behalf of or for the benefit of itself or Silverleaf Club, as may in its sole discretion be necessary to the performance of its duties hereunder, including, but not limited to, maintenance employees, domestic employees and such other employees necessary to the efficient management, operation and maintenance of the Resorts, and Manager shall be authorized to charge Silverleaf Club for any such expenses incurred in connection therewith.  Manager shall enter into contracts for such services as it shall deem advisable or necessary, within such budgetary limits as may be prescribed by the Directors from time to time; provided, however, that Silverleaf Club shall approve, and be liable and responsible for, any such contracts which, by their terms, may be in existence subsequent to the termination of this Agreement.

(e)	On behalf of or for the benefit of Silverleaf Club, Manager shall create and maintain a centralized reservation system for the Resorts.

(f)
On behalf of or for the benefit of Silverleaf Club, Manager shall be authorized to employ, pay and discharge such professionals and consultants as may in its sole discretion be necessary to the performance of its duties hereunder, including, but not limited to, accountants, attorneys or such other professionals or consultants necessary to the efficient management, operation and maintenance of the Resorts, and Manager shall be authorized to charge Silverleaf Club for any such expenses incurred in connection therewith.  Manager shall enter into contracts for such services as it shall deem advisable or necessary, within such budgetary limits as may be prescribed by the Directors from time to time; provided; however, that Silverleaf Club shall approve, and be liable and responsible for, any such contracts which, by their terms, may be in existence subsequent to the termination of this Agreement.

(g)
On behalf of or for the benefit of Silverleaf Club, Manager shall compensate in a timely manner all those employed on behalf of Silverleaf Club and shall promptly pay for all supplies, merchandise, materials, labor, insurance, or other items furnished or used by it or for it in the performance of the duties assumed hereunder, and Manager shall be authorized to charge Silverleaf Club any such expenses incurred in connection therewith.

(h)
On behalf of or for the benefit of Silverleaf Club, Manager shall enter into such contracts for water, sewer, electricity, gas, trash collection, telephone, vermin extermination, guard service and other necessary services as may be set forth in the budget or deemed necessary or desirable by the Directors.

(i)	Manager is further authorized to take any and all further action as may in its sole discretion be necessary or desirable for the proper maintenance and operation of the Resorts.

3.	Insurance, Taxes and Administrative Details.

(a)
Manager shall obtain Worker’s Compensation Insurance in accordance with the laws of the State of Texas, Missouri, Illinois, Georgia and Massachusetts, as applicable, and Employer’s Liability Insurance applicable to and covering all persons engaged in performance of the work required by the obligations assumed by Manager hereunder, the cost of which shall be included in the budget described in subparagraph 2(a) hereinabove and paid by Silverleaf Club.  Manager shall furnish Silverleaf Club certificates evidencing such insurance.  In the event that Manager, in fulfillment of its obligations hereunder, subcontracts for services, Manager shall include in such subcontract a provision that the subcontractor shall carry Worker’s Compensation Insurance in accordance with the laws of the State of Texas, Missouri, Illinois, Georgia and Massachusetts, as applicable, and Employer’s Liability Insurance applicable to and covering all persons engaged in the performance of said work, and Manager shall satisfy itself that such insurance is in force at all times under this Agreement.

(b)
Manager shall procure and maintain such public liability, property damage, fire, employees liability and other insurance covering such other risks as Manager may in its sole discretion deem necessary and appropriate, the cost of which shall be included in the budget described in subparagraph 2(a) hereinabove and paid by Silverleaf Club.

4.	Administration of Assessments and Income.

(a)
On behalf of Silverleaf Club, Manager shall send a monthly bill to each member of the Clubs, which bill shall set forth each member’s liability for dues, assessments, late charges and other amounts levied against the members of its respective Club pursuant to the Declaration of Restrictions, Covenants and Conditions and the By-Laws of its respective Club.  Manager shall receive payment from all members for such assessments and shall maintain accurate records with respect thereto.  Manager shall have no liability for failing to collect delinquent assessments or other charges.

(b)	On behalf of or for the benefit of Silverleaf Club, Manager shall collect all income generated from its operation, management and administration of the Resorts.

(c)
Manager shall disburse all funds received from the members of the Clubs and income generated from the Resorts in accordance with the budget described in subparagraph 2(a) hereinabove or pursuant to any special directions of the Directors for the benefit and on behalf of Silverleaf Club.

5.           Financial Records.

(a)
Manager shall at all times keep and maintain full, true and accurate books of account to fully reflect all of the monies received and paid out under this Agreement, which books and records shall be open to inspection by authorized representatives of Silverleaf Club.

(b)
Manager shall maintain records showing all of its receipts and expenditures relating to Silverleaf Club and shall promptly submit to the Directors a cash receipt and disbursements statement for the preceding year and a statement indicating the balance or deficit in the Manager’s account for Silverleaf Club on or before the last day of the second month following the fiscal year end of Manager during the term hereof.

(c)
If requested by the Directors, Manager shall prepare and submit to the Directors, on or before the 30th day preceding the end of the calendar year, a recommended budget for the next year, showing anticipated receipts and expenditures for such year.

6.
Advances by Manager.  In the event that Silverleaf Club does not have sufficient funds to cover the expenses of operation, maintenance and administration as are described in paragraphs 2 and 3 hereinabove, Manager may elect to advance such funds on behalf of Silverleaf Club and treat the same as an account receivable without prejudice to any other remedy which may be available to Manager; provided, however, that until receipt of such additional funds, Manager shall not be responsible for payment of any such expenses, and Manager shall have no obligations to advance funds to Silverleaf Club for any purpose whatsoever.

7.
Compensation to Manager.  As compensation for Manager's services hereunder, Manager is entitled to retain for its own account during each calendar year during the term of this Agreement an amount equal to the lesser of (a) fifteen percent (15%) of the Gross Revenues (as defined hereinbelow) for the year or (b) the amount by which the Gross Revenues for the year exceed the total of all accrued expenses of any kind whatsoever ("Expenses") incurred by the Resorts during the year (exclusive of any fees paid or payable to the Silverleaf Club by the Resorts) and incurred by the Silverleaf Club during the year in performing its duties and obligations under the Silverleaf Club Agreement. As used herein, the term "Expenses" shall include the total amount of all funds collected from members at the Clubs and set aside in a special account by Silverleaf Club to be used solely for the refurbishment and replacement of buildings and amenities at the Resorts.  As used herein, the term Gross Revenues shall mean the amount of all dues, assessments, late charges and any other amounts accrued by Manager from the members of the Clubs pursuant to paragraph 4(a) hereinabove, plus the amount of income generated by the Resorts and accrued by Manager pursuant to paragraph 4(b) hereinabove.  Such accruals shall be determined by Manager in its reasonable discretion using its normal accounting practices.  The amount payable hereunder to Manager shall be paid in approximately equal monthly installments throughout the year based on the annual budget of the Silverleaf Club, as adjusted from time to time throughout the year, with final adjustments being made as of December 31 of the year to determine the exact amount due and payable to Manager for the year under the preceding provisions.  After such final adjustments are made, any balance due Manager shall be promptly paid, and any overpayment shall be promptly repaid by Manager.

8.
Indemnification.  Silverleaf Club shall indemnify, defend and save Manager, is directors, shareholders, officers, employees and agents, harmless of and from any and all loss, cost or expense, including reasonable attorneys’ fees, arising out of or directly or indirectly connected with Manager’s operation and maintenance of the Resorts.

9.
Term.  This Agreement originally became effective on March 28, 1990 and shall continue in force through and including March 27, 2020.  Upon termination, the parties hereto shall account to one another with respect to all matters outstanding as of the date of termination and Silverleaf Club shall furnish Manager security, satisfactory to Manager, against any outstanding obligations or liabilities which Manager may have incurred under this Agreement.

10.
Default.  Should Manager fail to perform any of the obligations it has assumed hereunder, and Manager has not cured such failure within ninety (90) days after Silverleaf Club has provided Manager with written notice thereof or, if such failure on the part of Manager is not susceptible of being cured within said ninety (90) day period, should Manager fail to commence curing such failure within said ninety (90) day period or, having commenced to cure the failure within said ninety (90) day period, should Manager fail to prosecute or complete the curing of such failure with due diligence and dispatch, this Agreement shall be terminated and neither Manger nor Silverleaf Club shall have any continuing obligation one unto the other.

11.
Use Agreements.  Manager hereby agrees that so long as this Agreement is in full force and effect, it will not cancel or terminate those certain agreements (the “Use Agreements”) entered into by and between Manager and each respective Club, which Use Agreements provide for the sharing of certain amenities and recreational facilities owned by Manager located near or in the vicinity of the respective Resorts.

12.
Unpaid Shortfalls.  Manager hereby agrees that Silverleaf Club shall not in the future be required to pay to Manager any Shortfalls (as that term is defined in paragraph 7 of the Management Agreement) and agrees that any liability Silverleaf Club may currently have to Manager for previously unpaid Shortfalls is  hereby forgiven.

13.	Miscellaneous. This Agreement shall be construed under the laws of the State of Texas, and may be amended only by an instrument in writing signed by Manager and the Silverleaf Club.

EXECUTED as of the first date above written.

SILVERLEAF CLUB:

SILVERLEAF CLUB, a Texas non-profit corporation

By:	/S/ ROBERT G. LEVY
Name:	Robert G. Levy
Its:	President

MANAGER:

SILVERLEAF RESORTS, INC., a Texas corporation

By:	/S/ HARRY J. WHITE, JR.
Name:	Harry Jr. White, Jr.
Its:	VP-Treasurer